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                                                                   EXHIBIT 10.21


                      EMPLOYMENT AGREEMENT OF LUTHER COGGIN

                              EMPLOYMENT AGREEMENT

            EMPLOYMENT AGREEMENT, dated as of October 30, 1998 (this "AGREEMENT"), among ASBURY AUTOMOTIVE JACKSONVILLE, L.P., a Delaware limited partnership ("PARENT"), COGGIN AUTOMOTIVE CORP., a Florida corporation (the "COMPANY"), and Luther Coggin ("EXECUTIVE").

                               W I T N E S S E T H

            WHEREAS, Parent, through its wholly-owned subsidiary, the Company, and through other affiliates owns and operates certain retail motor vehicle dealerships located in the State of Florida (the "BUSINESS");

            WHEREAS, Parent and the Company desire to enter into this Agreement with Executive; and

            WHEREAS, Executive desires to have Parent and the Company agree to employment and agrees to be bound by the covenants contained herein.

            NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and for other good and valuable consideration, Parent, the Company and Executive hereby agree as follows:

            1. AGREEMENT TO EMPLOY. Upon the terms and subject to the conditions of this Agreement, Parent shall cause the Company to employ, and the Company hereby employs Executive and Executive hereby accepts employment by the Company.

            2. TERM; POSITION AND RESPONSIBILITIES.

            (a) TERM OF EMPLOYMENT. The employment of Executive pursuant hereto shall commence on the date of this Agreement (the "EFFECTIVE DATE"), and shall remain in effect for an initial term expiring on the fifth anniversary of the Effective Date (the "TERM") unless sooner terminated pursuant to the provisions of Section 6 hereof. Parent, the Company and Executive shall discuss in good faith the extension of the Term and, if the Company and Executive mutually agree to extend the Term, seek to finalize the

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mutually agree to extend the Term, seek to finalize the terms of such extension at least 90 days prior to the end of the Term.

            (b) POSITION AND RESPONSIBILITIES. During the Term, Executive will be employed as the Chairman and Chief Executive Officer of the Company (and all automotive operations of Asbury, whether conducted directly by the Company or through other affiliates of Parent) and, in addition, in such other executive capacity or capacities for the company and Parent as may be determined from time to time by or under the authority of the Board of Directors of the Company (the "BOARD"), and he will devote substantially all of his skill, knowledge and working time to the conscientious performance of such duties, except (i) for reasonable vacation time and absence for sickness or similar disability and (ii) such time, reasonably determined by Executive, as may be devoted to the fulfillment of civic and personal responsibilities. Executive hereby represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any agreement to which he is a party or by which he may be bound.

            3. COMPENSATION. As full compensation for all services to be rendered by Executive in the capacities referred to in the Agreement, Executive shall receive an annual base salary of $250,000, payable in arrears in equal monthly installments. The annual base salary hereunder shall be subject to increase (but not decrease) each year in accordance with the change in the Cost of Living Index. The "COST OF LIVING INDEX" means the consumer price index for all Urban Consumers published by the Department of Labor, or if such index is no longer available, such other generally available index measuring changes in consumer purchasing power designated by the Company. In addition, Executive shall be entitled to participate in any stock option or similar program of the Company, Parent or its other subsidiaries, on an equitable basis, if adopted.

            4. BENEFITS. During the Term:

            (a) GENERAL. The Company will provide life insurance, medical insurance, disability insurance and other benefits comparable to those provided to the Company's other senior executive officers (and to senior executive officers of Parent and its other subsidiaries, if more desirable);

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            (b) VACATION. Executive shall be entitled to four weeks of paid vacation per year;

            (c) CERTAIN CLUB DUES. The Company shall reimburse Executive for annual dues in an amount not to exceed $25,000, for membership in country clubs, business clubs and airline clubs selected by Executive and reimbursement of admission costs to cultural and sporting events; and

            (d) AUTOMOBILE. Executive (and his family) shall be entitled to the use of two demonstrator automobiles and one demonstrator truck selected in his reasonable discretion, consistent with prior practice, from the inventory of the Business. In addition, Executive shall be entitled to select, in his reasonable discretion from the readily available inventory of the Business, three demonstrator automobiles for use by his children, consistent with prior practice, PROVIDED that such right and benefit shall terminate upon the direct or indirect initial public offering of equity securities by the Company, Parent or any of its other subsidiaries or any respective successors thereto.

            5. EXPENSES. The Company shall reimburse Executive for reasonable travel, lodging and meal expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to the Board, of the incurrence and purpose of each such expense.

            6. TERMINATION OF EMPLOYMENT

            (a) TERMINATION DUE TO DEATH OR DISABILITY. Executive's employment shall automatically terminate upon his death or the Board's determination of his Disability. For purposes of this Agreement, "DISABILITY" shall mean a physical or mental disability or infirmity that prevents the performance by Executive of his duties hereunder lasting (or likely to last, based on competent medical evidence presented to the Board) for a continuous period of sick months or longer. The reasoned and good faith judgment of the Board as to Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by Executive or by any physician or group of physicians or other competent medical experts employed by Executive or the Company to advise the Board.

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            (b) TERMINATION BY THE BOARD FOR CAUSE. Executive's employment with the Company may be terminated for "CAUSE" by the Board. "CAUSE" shall mean (i) the willful failure by Executive to substantially perform his duties and continuance of such failure for more than 20 days after the Company notifies Executive in writing that he is failing to substantially perform his duties, PROVIDED that such writing shall set forth the facts and circumstances giving rise to such claim, (ii) Executive's engaging in serious misconduct (including, without limitation, any criminal, fraudulent or dishonest conduct) that is injurious to the Company or any of its affiliates or subsidiaries, (iii) Executive's conviction of, or entering a plea of NOLO CONTENDERE, to, any crime that constitutes a felony (exclusive of (x) traffic-related offenses, and (y) environmental, labor and other offenses related to the operation of the Business where Executive is adjudged to have acted in good faith in what he reasonably believed to be the best interest of the Company) or involves moral turpitude, or
(iv) the breach by Executive of any written covenant or agreement with the Company or any of its affiliates not to disclose any information pertaining to the Company or any of its affiliates (except where such disclosure by Executive is made in good faith in what he reasonably believes to be the best interest of the Company) or not to compete or interfere with t he Company or any of its affiliates, including without limitation the covenants set forth in Sections 7, 8, 9 and 10 hereof.

            (c) TERMINATION WITHOUT CAUSE. Executive's employment with the Company may be terminated "Without Cause" by the Board. A termination "WITHOUT CAUSE" shall mean a termination of employment by the Board other than due to death or Disability as described in Section 6(a) or Cause as defined in Section 6(b).

            (d) TERMINATION BY EXECUTIVE. Executive may terminate his employment for "Good Reason". "GOOD REASON" shall mean a termination of employment by Executive within 30 days following (i) any material diminution by the Board in Executive's duties or job title, except in connection with termination of Executive's employment for Cause as provided in Section 6(b) or death or Disability as provided in Section 6(a), (ii) any requirement by the Board that Executive be based outside the Jacksonville metropolitan area or (iii) the failure of the Company timely to pay

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Executive's salary, bonus or benefits, PROVIDED that (i) Executive shall have given the Company written notice of the circumstances constituting Good Reason and the Company shall have failed to cure such circumstances within 20 days, and
(ii) Executive shall not have caused the occurrence constituting Good Reason through the exercise of his authority as an officer of the Company.

            (e) NOTICE AND EFFECT OF TERMINATION. Any termination of Executive's employment by the Board pursuant to Section 6(a) (in the case of Disability), 6(b) or 6(c), or by Executive pursuant to Section 6(d), shall be communicated by a written "Notice of Termination" addressed to Executive or the Company, as appropriate. A "NOTICE OF TERMINATION" shall mean a notice stating that Executive's employment hereunder has been or will be terminated, indicating the specific termination provisions in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of employment.

            (f) PAYMENTS UPON CERTAIN TERMINATIONS.

            (i) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. (A) In the event of a termination of Executive's employment with the Company by the Board Without Cause or a termination by Executive of his employment with the Company for Good Reason, in either case, prior to the last day of the Term, the Company shall pay to Executive (x) his base salary at the annual base rate in effect immediately prior to the Date of Termination (as defined in Section 6(g) below) during the Severance Period, LESS (y) the total compensation (whether received as salary, consulting fee or otherwise and calculated on a pre-tax basis) accrued, earned or received by Executive from any new employer, client or contractor during the Severance Period, PROVIDED that the Company may, at any time and at its discretion, pay to Executive in a single lump sum an amount equal to the Board's good faith determination of the present values of the installments of the base salary remaining to be paid to Executive, as of the date of such lump sum payment, calculated using a discount rate equal to the then prevailing interest rate payable on direct obligations of the U.S. Treasury having a term as close as practicable to the period from the date of

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      termination of employment through the last day of the Severance Period.
      "SEVERANCE PERIOD" means the greater of (x) a period beginning on the date on which Notice of Termination is given as contemplated by Section 6(e) or, if no such Notice is given, the date of termination of employment (the "NOTICE DATE") and continuing until the fifth anniversary of the Effective Date and (y) one year.

            (B) In addition, during the Severance Period, Executive will continue to recieve the benefits to which he was entitled pursuant to
      Section 4(a) as of the Date of Termination. If for any reason at any time the company is unable to treat Executive as being or having been an employee of the Company under any benefits plan in which he is entitled to participate and as a result thereof Executive receives reduced benefits under such plan during the period that Executive is continuing to receive his full base salary, the Company shall provide Executive with such benefits by direct payment or at the Company's option by making available equivalent benefits from other sources. During the Severance Period, Executive shall not be entitled to participate in any of the Company's employee benefit plans that are introduced after the Date of Termination, except that an appropriate adjustment shall be made if such new employee benefit plan is a replacement for or amendment to an employee benefit plan in effect as of the Date of Termination.

            (ii) TERMINATION UPON DEATH OR DISABILITY. If Executive's employment shall terminate upon his death or Disability, the Company shall pay Executive his full base salary through the Date of Termination at the annual base rate in effect immediately prior to the Date of Termination, PROVIDED that in the case of Executive's Disability, the provisions of
      Section 6(f)(i)(B) shall also apply to Executive as if Section 6(f)(i)
      (A) were otherwise applicable.

            (iii) TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION BY EXECUTIVE. If the Board shall terminate Executive's employment for Cause or if Executive shall voluntarily terminate his employment with the Company for other than Good Reason, he shall be paid his full base salary through the Date of Termination at the

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      annual base rate in effect immediately prior to the Date of Termination.

            (g) DATE OF TERMINATION. As used in this Agreement, the term "DATE OF TERMINATION" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated by the Board for Cause, the date on which Notice of Termination is given as contemplated by Section 6(e), and (iii) if Executive's employment is terminated by the Board Without Good Reason, 30 days after the date on which Notice of Termination is given as contemplated by Section 6(e) or, if no such Notice is given, 30 days after the date of termination of employment.

            (h) LIMITATION. Anything in this Agreement to the contrary notwithstanding, Executive's entitlement to or payments under Section 6(f) or under any other plan or agreement shall be limited to the extent necessary so that no payment to be made to Executive on account of termination of his employment with the Company will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE"), as then in effect, but only if, by reason of such limitation, Executive's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "NET AFTER TAX BENEFIT" shall mean (i) the sum of all payments and benefits that Executive is then entitled to receive under Section 6(f) hereof or under any other plan or agreement that would constitute a "parachute payment" within the meaning of Section 280G of the Code, less (ii) the amount of federal income tax payable with respect to the payments and benefits described in clause (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise tax imposed with respect to the payments and benefits described in clause (i) above by Section 4999 of the Code. Any limitation under this Section 6(h) of Executive's entitlement to payments shall be made in the manner and in the order directed by Executive. Upon Executive's request and if the Company qualifies under Section 280G of the Code, the Company will use its best efforts to obtain the vote of more than 75% of all of the voting interests of the Company

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held by person other than Executive to approve Executive's entitlement or payments under Section 6(f) or under any other plan or agreement and to waive the restrictions of this Section 6(h).

            7. COVENANT NOT TO COMPETE. (a) So long as Executive's employment hereunder shall continue, or as otherwise expressly consented to, approved or otherwise permitted by the Company in writing, and to the fullest extent permitted under applicable law, Executive shall not, directly or indirectly engage in, participate in, represent in any way or be connected with, as an officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor or stockholder (except for the ownership of a less than 5% stock interest in a publicly traded corporation) or otherwise, any business or activity within the State of Florida or within 80 miles of any retail motor vehicle dealership business (or a related business) owned by the Company or its affiliates, competing with the Business, or with the businesses of such affiliate. Notwithstanding the foregoing, no Business owned or operated by Executive and no activity engaged in by Executive at Closing which constitutes an Excluded Asset (as defined in the Purchase Agreement defined below) shall be deemed to violate the terms of this Section 7(a).

            (b) Upon the termination of Executive's employment hereunder (other than pursuant to a termination that is subject' to the provisions of Section 6(f)(i), the following provisions shall apply:

                        (i) The provisions of section 7(a) shall continue in
            effect for the longer of five years after the Effective Date and two years after the Date of Termination; and

                        (ii) During the period described, under Section 7(b)(i),
            Executive shall disclose in writing to the Company the name, address and type of business conducted by any proposed new employer of Executive within ten business days of commencing employment with the new employer.

            8. UNAUTHORIZED DISCLOSURE. (a) During and after the Term, without the written consent of the Board or a person authorized thereby, (i) Executive shall not dis-


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close to any person (other than an employee or director of the Company or its affiliates, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties under this Agreement) or use to compete with the Company or any of its affiliates any confidential or proprietary information, knowledge or data that is not theretofore publicly known and in the public domain obtained by him while in the employ of the Company with respect to the Company or any of its affiliates or with respect to any products, improvements, customers, methods of distribution, sales, prices, profits, costs, contracts (including, without limitation the terms and provisions. of this Agreement), suppliers, business prospects, business methods, techniques, research, trade secrets or know-how of the Company or any of its affiliates (collectively, "PROPRIETARY INFORMATION"), and (ii) Executive shall use reasonable best efforts to keep confidential any such Proprietary Information and to refrain from making any such disclosure, in each case except as may be required by law or as may be required in connection with any judicial or administrative proceedings or inquiry.

            (b) The covenant contained in this Section 8 shall survive the termination of Executive's employment pursuant to this Agreement and shall be binding upon Executive's heirs, successors and legal representatives.

            9. NON-SOLICITATION OF EMPLOYEES. During the period commencing on the Effective Date and ending on the date that is the later of five years after the Effective Date and two years after the Date of Termination (the "NON-SOLICITATION RESTRICTION PERIOD), Executive shall not, Directly or indirectly, for his own account or the account of any other person or entity with which he shall become associated in any capacity or in which he shall have any ownership "interest, (a) without the prior written consent of the Board, solicit for employment or employ any person (other than Executive's current secretary/assistant) who, at any time during the preceding 12 months, is or was employed by or otherwise engaged (in a manner that would be interfered with by such solicitation or employment) to perform services for the Company or any of its affiliates (and whose annual income from all of such entities exceeds, in the aggregate, $25,000), regardless of whether such employment or engagement is direct or through an entity with which such person is employed or associated, or otherwise


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Intentionally interfere with the relationship of the Company or any of its affiliates with any person or entity who or which is at the time employed by or otherwise engaged to perform services for the Company or any such affiliate (and whose annual income from all of such entities exceeds, in the aggregate, $25,000) or (b) induce any employee of the Company or any of its affiliates to engage in any activity which Executive is prohibited from engaging in under Sections 7, 8, 9 and 10 hereof or to terminate his or her employment with the Company or such affiliate.

            10. RETURN OF DOCUMENTS. In the event of the termination of Executive's employment for any reason, Executive will, deliver to the Company all documents and data of any nature pertaining to his work with the Company and its affiliates, except for documents relating to Executive's employment, benefits, taxes and other personal matters), and he will not take with him any documents or data of any description or any reproduction thereof, or any documents containing or pertaining to any Proprietary Information.

            11. INJUNCTIVE RELIEF WITH RESPECT TO COVENANT. Executive acknowledges and agrees that the covenants and obligations of, Executive with respect to non-competition, non-disclosure, non-solicitation, confidentiality and the property of the Company and its affiliates relate to special, unique and extraordinary matters and that, notwithstanding any other provision of this Agreement to the contrary, a violation of any of the terms of such covenants and obligations will cause the Company and its affiliates irreparable injury for which adequate remedies are not available at law. Therefore, Executive expressly agrees that the Company, Parent and their affiliates (which shall be express third-party beneficiaries of such covenants and obligations) shall be entitled to an injunction (whether temporary or permanent), restraining order or such other equitable relief (including the requirement to post bond) as a court of competent jurisdiction may deem necessary or, appropriate to, restrain Executive from committing any violation, of the covenants and obligations contained in Sections 7, 8, 9 and l0 hereof. These injunctive remedies are cumulative and in addition to any ether rights and remedies the Company, Parent or any such affiliate may have at law or in equity. Further, the Executive represents that his experience and capabilities are such that the provisions of


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Sections 7, 8, 9 and 10 hereof will not prevent him from earning his livelihood.

            12. ASSUMPTION OF AGREEMENT. The Company and Parent will require any successor (by purchaser, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Parent, respectively, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Parent, as the case may be, would be required to perform it if no such succession had taken place. Failure of the Company or Parent, as the case may be, to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if the Company terminated his employment Without Cause as contemplated by Section 6, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            13. ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement, the Purchase and Contribution Agreement, dated as of November 25, 1997 (as amended, the "PURCHASE AGREEMENT"), among Parent, Luther Coggin and the other persons named therein, and the First Amended and Restated Limited Partnership Agreement of Asbury Automotive Jacksonville, L.P., dated as of June [ ], 1998, constitute the entire agreements among the parties hereto with respect to the subject matter hereof, and all promises, representations, understandings, arrangements and prior agreements relating to such subject matter (including those made to or with Executive by any other person or entity) are merged herein and superseded hereby and thereby.

            14. INDEMNIFICATION. The Company agrees that it shall indemnify, defend and hold harmless Executive to the fullest extent permitted by applicable law from and against any and all liabilities, costs, claims and expenses


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including, without limitation, all costs and expenses incurred in defense of litigation, including attorneys' fees, arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive.

            15. MISCELLANEOUS.

            (a) BINDING EFFECT. This Agreement shall be binding on and inure to the benefit of the Company, Parent and their respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. If Executive's employment is terminated by reason of his death, all amounts payable by the Company pursuant to Section 6(f)(ii) (or if Executive shall die after his employment has terminated, any remaining amount of salary payable by the Company pursuant to Section 6(f)(ii)) shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to his estate.

            (b) GOVERNING LAW. (i) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE Of FLORIDA WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS THEREUNDER. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT IN ANY UNITED STATES FEDERAL COURT SITTING IN THE STATE OF FLORIDA OR ANY OTHER COURT OF APPROPRIATE JURISDICTION SITTING IN THE STATE OF FLORIDA, AS THE PARTY BRINGING SUCH SUIT MAY ELECT IN ITS SOLE DISCRETION, AND EACH PARTY HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.


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      (ii) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY
WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15(b).

      (c) TAXES. The Company may withhold from any payments made under this Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

      (d) AMENDMENTS. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by the Board or a person authorized thereby and is agreed to in writing by Executive, Parent and such officer of the Company as may be specifically designated by the Board. No waiver by any party hereto at any time of any breach by any other party hereto of, on compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

      (e) SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be or become

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invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

      (f) NOTICES. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by nationally recognized overnight courier service or by certified or registered mail, first-class postage prepaid and return receipt requested,
(iii) deemed to have been received on the date of delivery or on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

            (A) if to Parent or the Company, to it:

                c/o Coggin Automotive Group
                P.O. Box 16469
                Jacksonville, Florida 32245-6469
                ATTENTION: Luther Coggin
                Telephone: (904) 992-4110
                Fax: (904) 992-9161
with a copy to:

                c/o Asbury Automotive Group L.L.C.
                One Tower Bridge
                Suite 1440
                Conshohocken, Pennsylvania 19428
                ATTENTION: Thomas R. Gibson
                Telephone: (610) 260-9800
                Fax:   (610) 260-9804

                -and to-

                Ripplewood Holdings L.L.C.
                One Rockefeller Plaza, 32nd Floor
                New York, New York 10020
                ATTENTION: Timothy C. Collins
                Telephone: (212) 582-6700
                Fax: (212) 582-4110

            (B) if to Executive, to him at the address listed on the signature page hereof


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with a copy to:

                Mitchell W. Leglier, P.A.
                One Independent Drive, Suite 3104
                Jacksonville, Florida 32202
                ATTENTION: Mitchell W. Leglier, Esq.
                Telephone: (904) 791-9111
                Fax: (904) 791-9333

Copies of any notices or other communications given under this Agreement shall also be given to:

                Debevoise & Plimpton
                875 Third Avenue
                New York, New York 10022
                ATTENTION:  Robert F. Quaintance, Jr. Esq.
                            Andrew L. Sommer, Esq.
                Telephone: (212) 909-6451
                Fax: (212) 909-6836

            (g) SURVIVAL. Section 7, 8, 9, 10, 11, 12, 14 and, if Executive's employment terminates in a manner giving rise to a payment under Section 6(f), Sections 6(f) and (h) shall survive the termination of this Agreement and the termination of the employment of Executive.

            (h) COUNTERPARTS. This agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

            (i) HEADINGS. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

            (j) EXECUTIVE'S RECUSAL. Executive shall recuse himself from all deliberations of the Board and the general partner of Parent regarding this Agreement, Executive's employment by the Company or related matters.

            IN WITNESS WHEREOF, Parent and the Company have duly executed this Agreement by their respective authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.

                        ASBURY AUTOMOTIVE JACKSONVILLE,
                         L.P.

                        By: ASBURY AUTOMOTIVE JACKSONVILLE,
                                  GP L.L.C.

                        By: /s/ Ian K. Snow
                           -----------------------------------------------------
                           Name:  Ian K. Snow
                           Title: Vice President


                        COGGIN AUTOMOTIVE CORP.


                        By: /s/ C.B. Tomm
                           -----------------------------------------------------
                           Name:  C.B. Tomm
                           Title: President & Chief Operating Officer

                        Executive:

                        /s/ Luther Coggin
                        --------------------------------------------------------
                                    Luther Coggin

                        Address:  P.O. Box 16469
                                ------------------------------------------------
                                  Jacksonville, FL 32245-6469
                                ------------------------------------------------
                        Fax:
                                ------------------------------------------------
                        Tel:
                                ------------------------------------------------


Attest:

/s/ Mark J. Cooper
----------------------------------------
Name:  Mark J. Cooper